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                                                                   EXHIBIT 23(B)

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Amendment 1 to Form S-3) and related Prospectus of Kimco Realty Corporation for the registration of an aggregate maximum total of $750,000,000 of its debt securities, preferred stock, depositary shares, common stock and common stock warrants and to the incorporation by reference therein of our report dated January 16, 1998 (except for Note 11, as to which the date is March 5, 1998), with respect to the consolidated financial statements and schedule of The Price REIT, Inc. included in its Annual Report (Form 10-K) for the year ended Decmber 31, 1997, filed with the Securities and Exchange Commission.


                                         ERNST & YOUNG LLP


San Diego, California
August 28, 1998